EXHIBIT 10.1
Royalty Agreement
     This Royalty Agreement (“Agreement”) is entered into this 28th day of August, 2006, by and between Kenneth R. Council, Trustee of the ALS Charitable Remainder Trust, dated August 28, 2006 (“ALSCT”), and CytRx Corporation, a Delaware corporation (“CytRx”) headquartered at 11726 San Vicente Blvd., Suite 650, Los Angeles, CA 90049.
     Prior to 8:30 a.m. EDT on the date immediately following the date hereof, ALSCT shall transfer shares of Tribune Co. Common Stock and Berkshire Hathaway Inc. Class A and Class B Common Stock having a combined value of twenty four million five hundred thousand dollars ($24,500,000) (the “Royalty Shares”) to an account designated by CytRx. For purposes of this Agreement, the Royalty Shares shall be valued at the closing trading price of the shares on the date hereof on the New York Stock Exchange.
     In consideration for the transfer of the Royalty Shares, CytRx shall pay to ALSCT royalties in the amount of one percent (1.0%) of the worldwide Net Sales of Arimoclomol by CytRx and CytRx Affiliates (as hereinafter defined) for treatment of Amyotrophic lateral sclerosis (“ALS”).
     CytRx agrees to use its commercially reasonable efforts to use the proceeds of the sale of the Royalty Shares to advance the clinical and non-clinical development of Arimoclomol and other drugs by CytRx for the treatment of ALS. The use of such proceeds may include, among other things, a Phase I dose ranging study, Phase II efficacy study(ies), FDA mandatory Phase I safety studies, including dedicated cardiac safety study, drug-interaction safety studies, special population studies (renal insufficiency and hepatic insufficiency), special toxicology studies, additional metabolism studies, and the evaluation of CytRx’s pipeline of other drugs for potential efficacy in ALS using in vitro and in vivo screening tools.
     I. Definitions.
     The following definitions shall apply:
     “Arimoclomol” shall mean the chemical substance /+/-(2R),(Z)-N-[2-HYDROXY-3-(PIPERIDIN-1-YL)PROPOXY]-PYRIDINE-1-OXIDE-3-CARBOXIMIDOYL CHLORIDE, as well as any pharmaceutical equivalents or alternate salts thereof.
     “CytRx Affiliate” shall mean: (a) any person or entity which owns or controls at least fifty percent (50%) of the equity or voting stock of CytRx, (b) any person or entity fifty percent (50%) of whose equity or voting stock is owned or controlled by CytRx, or (c) any person or entity of which at least fifty percent (50%) of the equity or voting stock is owned or controlled by the same person or entity owning or controlling at least fifty percent (50%) of CytRx.

     “CytRx Patents” means any patent or patent application owned or controlled by CytRx or any CytRx Affiliate, in existence as of the date of this Agreement, to the extent covering developing, making, having made, using, importing, offering to sell, or commercializing Arimoclomol for ALS. All CytRx Patents in existence as of the date of this Agreement and relating to Arimoclomol are enumerated on Schedule A hereto.
     “Net Sales” shall mean the amounts actually received on all sales of Arimoclomol as a treatment for ALS and sold by CytRx or a CytRx Affiliate, less the reasonable and customary deductions from such gross amounts including: (i) normal and customary trade, cash and quantity discounts, allowances and credits actually granted; (ii) credits or allowances actually granted for damaged goods and returns or rejections of Arimoclomol; (iii) sales taxes, duties or other taxes with respect to such sales (including, without limitation, value added taxes or other governmental charges); (iv) insurance, postage, customs duties and transportation costs actually incurred in shipping Arimoclomol; (v) rebates actually granted to managed health care organizations, wholesalers or to federal, state and local governments or by national, state or local governmental authorities in countries other than the United States. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed zero with respect to: (i) the actual distribution of reasonable quantities of promotional samples of Arimoclomol, (ii) Arimoclomol provided for clinical trials or research purposes at cost or at no charge, and (iii) Arimoclomol provided to a Third Party pursuant to a Third Party Arrangement (as hereinafter defined) in which CytRx or a CytRx Affiliate shall be receiving royalties or other consideration upon which CytRx must make payments to ALSCT under this Agreement.In the event that Arimoclomol is sold in the form of a combination product containing Arimoclomol and one or more other active ingredients (a “Combination Product”), then Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: A is the invoice price of Arimoclomol contained in the Combination Product if sold separately by CytRx and B is the invoice price of any other active component or components in the Combination Product if sold separately by CytRx. In the event that Arimoclomol is sold in the form of a Combination Product containing one or more active ingredients other than Arimoclomol and one or more such active ingredients of the Combination Product are not sold separately, then the above formula shall be modified such that A shall be the total cost to CytRx of Arimoclomol and B shall be the total cost to CytRx of any other active component or components in the combination.
     “Third Party” means any natural person, corporation, general partnership, limited partnership, limited liability company, joint venture, proprietorship or other de jure entity organized under the laws of any jurisdiction that is neither a party to this Agreement nor a CytRx Affiliate.
     II. Royalties based on CytRx Licenses, Sublicenses and Other Business Arrangements with Third Parties.
     This Agreement shall not preclude CytRx or CytRx Affiliates from entering into a license, sublicense and/or other business arrangement with respect to Arimoclomol with a

Third Party (“Third Party Arrangement”); provided, however, that CytRx shall pay ALSCT a royalty equal to one percent (1.0%) of all cash licensing fees, royalties and milestone payments (“Licensing Revenue”) to the extent actually received by CytRx or CytRx Affiliates as consideration for the grant of rights to such Third Party relating to Arimoclomol for the treatment of ALS; provided, however, that purchases of equity or debt of CytRx or CytRx Affiliates, payments made in connection with research and development agreements or collaborations, and other payments made by a Third Party where CytRx or CytRx Affiliates are obligated to perform services or to provide goods in connection with such payment shall not be considered Licensing Revenue for purposes of this Agreement.
     III. Payment Reports; Payment of Royalty; Payment Exchange Rate and Currency Conversions.
     Within forty five (45) calendar days following the close of each calendar quarter, following the first commercial sale of Arimoclomol or receipt of Licensing Revenue, CytRx shall furnish to ALSCT a written report for the calendar quarter showing in each such report, if and as applicable: (1) the number, description, internal product number and aggregate selling prices of Arimoclomol sold or otherwise disposed of by CytRx or any CytRx Affiliate for the treatment of ALS, and the specific itemized deductions taken during such calendar quarter, (2) any Licensing Revenue actually received by CytRx and a summary of the relevant provisions of any Third Party Arrangement based upon which payments are made to ALSCT hereunder during such calendar quarter, and (3) the royalties payable to ALSCT under this Agreement for such calendar quarter. Simultaneously with the submission of the written report, CytRx shall pay to ALSCT a sum equal to the aggregate royalty amount due under this Agreement for such calendar quarter. In the event royalty payments or fees are not received by ALSCT when due, CytRx shall pay to ALSCT interest at the lower of (a) the then-current prime lending rate as published by the American East Coast edition of the Wall Street Journal or (b) the maximum rate of interest allowed by law on the royalties overdue. Payments to be made by CytRx to ALSCT under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated in writing by ALSCT from time to time. Royalty payments shall be made in United States dollars. All royalties owing with respect to Net Sales or Licensing Revenue stated in currencies other than United States Dollars shall be converted at an exchange rate that is the arithmetic mean of the opening telegraphic transfer selling and buying rate published by the American East Coast edition of the Wall Street Journal on the day preceding the payment. If by law, regulation or fiscal policy of any country, conversion from that country’s currency into United States Dollars is restricted or forbidden, written notice thereof shall be given to ALSCT and payment of amounts from that country shall be made through such lawful means as ALSCT shall designate, including, without limitation, deposit of local currency in such recognized banking institution as ALSCT shall designate. When in any country the law or regulation prohibits both the transmittal and the deposit of royalties on sales in that country, royalty payments from that country will be suspended for as long as the prohibition is in effect and, as soon as the prohibition ceases, all royalties that CytRx or any CytRx Affiliate would have been obligated to pay, but for the prohibition, will promptly be deposited or transmitted, as the case may be, to the extent then allowed.
     CytRx shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined. Upon forty-five (45) days prior written notice from ALSCT, CytRx shall permit an independent certified public accounting firm of nationally recognized standing selected by ALSCT, at ALSCT’s expense, to have access during normal business hours to examine the books and records of CytRx as reasonably necessary to verify the royalty reports. The examination shall be limited to pertinent books and records for any year ending not more than twenty-four (24) months prior to the date of such request. An examination shall not occur more than once in any calendar year.
     If such accounting firm correctly concludes that additional royalties were owed during such period, CytRx shall pay the additional royalties within thirty (30) days, together with interest thereon at the lower of: (a) one percent (1%) per month pro-rated, or (b) the maximum rate of interest allowed by law. If such underpayment exceeds ten percent (10%) of the royalty correctly due ALSCT with respect to the audited period under inspection, then the fees charged by such accounting firm for the work associated with the underpayment audit shall be paid by CytRx. Any overpayments by CytRx will be credited against future royalty obligations. In the event that CytRx disagrees with the audit report and the chief financial officer of CytRx and ALSCT (or their designees) fail to resolve such disagreement, the dispute will be resolved through the dispute resolution mechanism set forth in this Agreement.
     IV. Reports.
     CytRx shall submit a report to ALSCT on each anniversary of the date of this Agreement setting forth the use of the proceeds of the sale of the Royalty Shares in reasonable detail. CytRx’s obligations under this Section shall terminate once CytRx has delivered one or more reports to ALSCT showing the use of all of the proceeds of the sale of the Royalty Shares.
     V. Representations and Warranties.
     ALSCT represents and warrants that:
     ALSCT is the owner of all right, title and interest in and to the Royalty Shares, free and clear of any and all liens, encumbrances or security interests of any kind. Except as set forth in this Agreement, no person or entity has any agreement, contract, option, warrant or other right entitling such party to the Royalty Shares. Kenneth Council is the sole Trustee of the ALSCT. The trust agreement establishing the ALSCT has not been revoked.

     CytRx represents and warrants that:
     (1) At the date of this Agreement, CytRx has full title and ownership to the CytRx Patents;
     (2) the CytRx Patents are to CytRx’s knowledge not currently being infringed or misappropriated by any Third Party;
     (3) at the date of this Agreement, CytRx has not received any notices of infringement or any written communications relating in any way to a possible infringement with respect to Arimoclomol, and CytRx is not aware of any manner in which to develop, make, have made, use, import, offer to sell, or commercialize Arimoclomol that would infringe any patent rights of any Third Party;
     (4) there are no claims pending against CytRx before any court, arbitrator, governmental or administrative agency or regulatory authority (“Governmental Agency”) relating to the CytRx Patents, and CytRx is not subject to any judgment or settlement from or with any Governmental Agency relating to the CytRx Patents; and
     (5) CytRx does not own or control any patents or patent applications other than the CytRx Patents that currently, or when issued, would be infringed by the making, using, offering for sale, selling, or importing of Arimoclomol.
     ALSCT and CytRx represent and warrant that:
     CytRx and ALSCT have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement; and no approvals or consents of any persons other than CytRx and ALSCT are necessary in connection with it. This Agreement has been duly executed and delivered by CytRx and ALSCT and constitutes the legal, valid and binding obligation of CytRx and ALSCT enforceable against them in accordance with its terms. The consummation of the transactions contemplated by this agreement will not result in or constitute any of the following: (1) a breach of any term or provision of this Agreement; (2) a default or an event that, with notice, lapse of time, or both, would be a default, breach, or violation of the terms of the ALSCT trust agreement or any promissory note, contract, commitment, indenture, other agreement, instrument or arrangement to which CytRx or ALSCT is a party or by which any of them or the property of any of them is bound; or (3) the creation or imposition of any lien, charge or encumbrance on any of the properties of ALSCT.
     VI. Confidentiality and Publicity.
     The parties may provide to one another information that is confidential (“Confidential Information”), which the parties agree includes all materials and reports provided by the parties pursuant to this Agreement. All other information which is Confidential Information must, prior to its disclosure, (1) be labeled as “Confidential” or otherwise clearly identified as confidential, or (2) if disclosed orally, be identified as such and be reduced to writing, marked as “Confidential” and delivered to the recipient within twenty days of such disclosure. Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the receiving party; (b) was in the receiving party’s lawful possession prior to the disclosure and had not been obtained by the receiving party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; (d) is independently developed by the receiving party; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide prompt notice of such court order or requirement to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure. The parties agree that, for the term of ten years from receipt, the receiving Party shall keep confidential and shall not publish or otherwise disclose or use for any purpose other than as provided for herein any such Confidential Information. Disclosure of Confidential Information by either party shall be strictly limited to the recipient’s employees, consultants or contractors on a need to know basis only and subject to a written undertaking which protects the information at least as well as this Agreement.
     Except as required by applicable law (including securities laws), neither party may use the name of the other party or any of its trustees, beneficiaries, officers, directors, employees, agents or affiliated entities, or any terms of this Agreement, in public announcements or disclosures without the prior written consent of the other party, which consent shall not be unreasonably withheld.
     This provision shall survive any termination or expiration of this Agreement.
     VII. Indemnification.
     CytRx agrees to indemnify, defend, and hold harmless ALSCT, its trustees, beneficiaries and successors and assigns, and each of their respective affiliated entities, officers, directors, employees, agents, and successors and assigns, from any claims relating to the clinical and non-clinical development of Arimoclomol by CytRx and any CytRx Affiliates and the judicial exercise of any rights by CytRx or any CytRx Affiliate in connection with the CytRx Patents (“Claims”). Claims means any and all costs (including, without limitation, attorneys’ fees and expenses, which fees and expenses shall include, without limitation, fees and expenses of both outside and staff counsel), expenses or losses arising from any and all claims, seizures, forfeitures, demands, obligations, losses, damages, liabilities, fines, penalties, charges, injuries to person, property, administrative and judicial proceedings, causes of action and orders, injunctive relief, judgments and enforcement actions of any kind, arising directly or indirectly, in whole or in part, out of or attributable to the research, development and commercialization of Arimoclomol and the judicial exercise of any rights by CytRx or any CytRx Affiliate in connection with the CytRx Patents.
     This provision shall survive any termination or expiration of this Agreement.

     VIII. General Provisions.
     This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof, and the provisions hereof and thereof have superseded any and all prior and contemporaneous agreements or understandings relating to the matters specifically addressed herein or therein. This Agreement may be assigned by ALSCT to the beneficiaries of ALSCT pursuant to the terms of the trust agreement establishing ALSCT. CytRx may not assign this Agreement to any Third Party absent prior written consent from ALSCT; provided, however, that CytRx may assign this Agreement to any CytRx Affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates.
     Failure or inability of either party to enforce any right hereunder shall not waive any right with respect to any other or future rights or occurrences, nor shall waiver of any condition or right in any instance be deemed a waiver of any condition or right in any other instance. If any provision of this Agreement shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision shall be valid and shall be enforced to the fullest extent permitted by law.
     If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged or actual dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in such action or proceeding in addition to any other relief to which it may be entitled.
     It is the express intention of the parties that their relationship is that of independent contractors and not agents, partners, or joint venturers. Nothing in this Agreement is intended or will be construed to permit or authorize either party to incur, or represent that it has the power to incur, any obligation or liability on behalf of the other party.
     This Agreement has been negotiated, executed and delivered and will be performed in the State of California and shall be governed by and construed in accordance with its laws.
     This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, together, shall constitute one and the same instrument.
     Any dispute between the parties related to this Agreement shall be resolved exclusively by arbitration, which shall be held in Los Angeles, California, and conducted in accordance with the Rules of the American Arbitration Association. The award of arbitration shall be final and non-appealable and may be entered as a judgment in any court having jurisdiction. Each party shall bear its own expenses of the arbitration, and the arbitrator’s fees shall be shared equally.
     This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.
     This Agreement may be amended or modified only by a written instrument executed by CytRx and ALSCT.
     IN WITNESS WHEREOF, CytRx and ALSCT have executed this Agreement on the date first written above.

CytRx Corporation,	Kenneth R. Council,
a Delaware corporation	as Trustee of ALS Charitable Remainder
Trust dated August 28, 2006

/s/ STEVEN A. KRIEGSMAN

/s/ STEVEN A. KRIEGSMAN
By: Steven A. Kriegsman
Its: President and Chief Executive Officer

Schedule A
CytRx Patents
(1)	PCT applications
•	PCT/HU96/00064 published as WO 97/16439 (CytRx/009)

•	PCT/HU00/00015 published as WO 00/50403 (CytRx/010)

•	PCT/HU01/00046 published as WO 01/79174 (CytRx/011)

•	PCT/HU2004/000098 published as WO 05/041965 (CytRx/012)
(2)	Foreign Counterparts entitled to claim priority from (1)
Select Application Numbers

Foreign
DOCKET	TITLE	PCT	U.S.	EP	Counterparts	Coverage

CytRx/009	Hydroxylamine derivatives for enhancing molecular chaperone production and the preparation thereof	PCT/HU96/00064 WO 97/16439	08/860,582 U.S. Pat. 6,653,326 DIV 10/618,157 DIV2 10/618,162	Granted European Patent EP0801649B1	Pending	Arimoclomol (generic)

CytRx/010	N-[2-hydroxy-3-(1-piperidinyl)-propoxy]- pyridine-1-oxide-3-carboximidoyl chloride and its use in the treatment of insulin resistance (Insulin Resistance)	PCT/HU00/00015 WO 00/50403	09/913,263 U.S. Pat. 6,649,628	Granted European Patent EP1163224B1	Pending	Arimoclomol (species)

CytRx/011	A pyridine-1-oxide derivative and process for its transformation into pharmaceutically effective compounds (N-Oxide Intermediate)	PCT/HU01/00046 WO 01/79174	10/257,755 Allowed; RCE filed	EP 01 928 133.6 Pending	Pending	intermediate for arimoclomol

CytRx/012	Use of a hydroximic acid halide derivative in the treatment of neurodegenerative diseases (arimoclomol)	PCT/HU04/00098 WO 05/041965	10/582,124 pending	EP [ ] Pending	Pending	Arimoclomol (generic and species)